UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934

                              Biotransplant, Inc..


                     Common Stock, par value $.001 per share
                         (Title of Class of Securities)


                            (CUSIP Number: 09066Y107)

                                  June 7, 2000

                       Date of event which requires filing
                                  May 23, 2000

Check the appropriate box to designate the rule pursuant to which the schedule is filed:

                                [ ] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filled for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes to Schedule 13G).

--------------------------------                   ----------------------------
CUSIP No. 09066Y107                    13G                   Page 2 of 10 Pages
--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Paramount Capital Asset Management, Inc.
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)   (b)
--------------------------------------------------------------------------------
    3     SEC USE ONLY
--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
           NUMBER OF              5   SOLE VOTING POWER
            SHARES                    None
         BENEFICIALLY           ------------------------------------------------
           OWNED BY               6   SHARED VOTING POWER
             EACH                     None
           REPORTING            ------------------------------------------------
            PERSON                7   SOLE DISPOSITIVE POWER
             WITH                     None
                                ------------------------------------------------
                                  8   SHARED DISPOSITIVE POWER
                                      None
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          CO
--------------------------------------------------------------------------------

--------------------------------                   ----------------------------
CUSIP No. 09066Y107                    13G                   Page 3 of 10 Pages
--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Aries Domestic Fund, L.P.
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)   (b)
--------------------------------------------------------------------------------
    3     SEC USE ONLY
--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
           NUMBER OF              5   SOLE VOTING POWER
            SHARES                    None
         BENEFICIALLY           ------------------------------------------------
           OWNED BY               6   SHARED VOTING POWER
             EACH                     None
           REPORTING            ------------------------------------------------
            PERSON                7   SOLE DISPOSITIVE POWER
             WITH                     None
                                ------------------------------------------------
                                  8   SHARED DISPOSITIVE POWER
                                      None
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN
--------------------------------------------------------------------------------

--------------------------------                   ----------------------------
CUSIP No. 09066Y107                    13G                   Page 4 of 10 Pages
--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Aries Domestic Fund II, L.P.
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)   (b)
--------------------------------------------------------------------------------
    3     SEC USE ONLY
--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
           NUMBER OF              5   SOLE VOTING POWER
            SHARES                    None
         BENEFICIALLY           ------------------------------------------------
           OWNED BY               6   SHARED VOTING POWER
             EACH                     None
           REPORTING            ------------------------------------------------
            PERSON                7   SOLE DISPOSITIVE POWER
             WITH                     None
                                ------------------------------------------------
                                  8   SHARED DISPOSITIVE POWER
                                      None
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN
--------------------------------------------------------------------------------

--------------------------------                   ----------------------------
CUSIP No. 09066Y107                    13G                   Page 5 of 10 Pages
--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Aries Master Fund
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)   (b)
--------------------------------------------------------------------------------
    3     SEC USE ONLY
--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
--------------------------------------------------------------------------------
           NUMBER OF              5   SOLE VOTING POWER
            SHARES                    None
         BENEFICIALLY           ------------------------------------------------
           OWNED BY               6   SHARED VOTING POWER
             EACH                     None
           REPORTING            ------------------------------------------------
            PERSON                7   SOLE DISPOSITIVE POWER
             WITH                     None
                                ------------------------------------------------
                                  8   SHARED DISPOSITIVE POWER
                                      None
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          OO (see Item 2)
--------------------------------------------------------------------------------

--------------------------------                   ----------------------------
CUSIP No. 09066Y107                    13G                   Page 6 of 10 Pages
--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lindsay A. Rosenwald, M.D.
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)   (b)
--------------------------------------------------------------------------------
    3     SEC USE ONLY
--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF              5   SOLE VOTING POWER
            SHARES                    None
         BENEFICIALLY           ------------------------------------------------
           OWNED BY               6   SHARED VOTING POWER
             EACH                     None
           REPORTING            ------------------------------------------------
            PERSON                7   SOLE DISPOSITIVE POWER
             WITH                     None
                                ------------------------------------------------
                                  8   SHARED DISPOSITIVE POWER
                                      None
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

ITEM 1(a). NAME OF ISSUER:
           Biotransplant, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
           Charlestown Navy Yard
           Building 75
           Third Avenue
           Charlestown, MA 02129
           (617) 241-5200

ITEM 2(a) NAME OF PERSON FILING:

          This statement is filed on behalf of Paramount Capital Asset Management, Inc. ("Paramount Capital"), Aries Domestic Fund, L.P. ("Aries Domestic"), Aries Domestic Fund II, L.P. ("Aries II"), Aries Master Fund, a Cayman Island exempted company ("Aries Fund") and Lindsay A. Rosenwald, M.D. ("Dr. Rosenwald" and collectively, "Reporting Parties"). See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.

          Dr. Rosenwald is an investment banker, venture capitalist, fund manager and sole stockholder of Paramount Capital,(1) a Subchapter S corporation incorporated in Delaware. Paramount Capital is the General Partner to each of Aries Domestic,(2) and Aries Domestic II, limited partnerships incorporated in Delaware. Paramount Capital is the Investment Manager to Aries Fund,(3) a Cayman Islands exempted company.

          Dr. Rosenwald, Paramount Capital, Aries Domestic and Aries Fund and their respective officers, directors, general partners, investment managers, or trustees have not, during the five years prior to the date hereof, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          Paramount Capital's, Aries Domestic's, Aries II's, and Dr. Rosenwald's business address is 787 Seventh Avenue, 48th Floor, New York, New York, 10019. The business address for The Aries Fund is c/o MeesPierson (Cayman) Limited, P.O. Box 2003, British American Centre, Phase 3, Dr. Roy's Drive, George Town, Grand Cayman.

--------
  (1) Please see attached Exhibit B indicating the executive officers and directors of Paramount Capital and providing information called for by Items 2-6 of this statement as to said officers and directors. Exhibit B is herein incorporated by reference.

  (2) Please see attached Exhibit C indicating the general partner to each of Aries Domestic and Aries II and the general partner's executive officers and directors and providing information called for by Items 2-6 of this statement as to said general partners, officers and directors. Exhibit C is herein incorporated by reference.

  (3) Please see attached Exhibit D indicating the investment manager of the Aries Fund and the investment manager's executive officers and directors and providing information called for by Items 2-6 of this statement as to said investment manager and officers and directors. Exhibit D is herein incorporated by reference.

ITEM 2(c).  CITIZENSHIP:

            Dr. Rosenwald is a citizen of the United States of America.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

ITEM 2(e).  CUSIP NUMBER:09066Y107

ITEM 3.     |X| CHECK THIS BOX IF THIS STATEMENT IS FILED PURSUANT TO RULE
            13d-1(c)

ITEM 4.     OWNERSHIP

            For information concerning the ownership of Common Stock of the Company by the Reporting Persons, see Items 5 through 9 and 11 of the cover pages to this schedule 13G and footnotes thereto.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Reporting Person has ceased to be the beneficial owner of more than five percent of a class of securities.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not Applicable

ITEM 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in a transaction having that purpose and effect.

Material to be Filed as Exhibits:
--------------------------------

Exhibit A - Copy of an Agreement between Dr. Rosenwald, Paramount Capital,
            Aries Domestic and Aries Fund to file this Statement on Schedule 13G on behalf of each of them.

Exhibit B - List of executive officers and directors of Paramount Capital and information called for by Items 2-6 of this statement relating to said officers and directors.

Exhibit C - List of executive officers and directors of Aries Domestic and
            Aries II and information called for by Items 2-6 of this statement relating to said officers and directors.

Exhibit D - List of executive officers and directors of Aries Fund and information called for by Items 2-6 of this statement relating to said officers and directors.

                              SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              PARAMOUNT CAPITAL ASSET MANAGEMENT, INC.

Dated: June 7, 2000
New York, NY                  By /s/ Lindsay A. Rosenwald, M.D.
                              ---------------------------------
                              Name: Lindsay A. Rosenwald, M.D.
                              Title: Chairman


                              ARIES DOMESTIC FUND, L.P.
                              By Paramount Capital Asset Management, Inc.,
                              General Partner

Dated: June 7, 2000
New York, NY                  By /s/ Lindsay A. Rosenwald, M.D.
                              ---------------------------------
                              Name: Lindsay A. Rosenwald, M.D.
                              Title: Chairman


                              ARIES DOMESTIC FUND, II L.P.
                              By Paramount Capital Asset Management, Inc.,
                              General Partner

Dated: June 7, 2000
New York, NY                  By /s/ Lindsay A. Rosenwald, M.D.
                              ---------------------------------
                              Name: Lindsay A. Rosenwald, M.D.
                              Title: Chairman


                              THE ARIES MASTER FUND
                              By Paramount Capital Asset Management, Inc.
                              Investment Manager

Dated: June 7, 2000
New York, NY                  By /s/ Lindsay A. Rosenwald, M.D.
                              ---------------------------------
                              Name: Lindsay A. Rosenwald, M.D.
                              Title:Chairman

Dated: June 7, 2000
New York, NY                  By /s/ Lindsay A. Rosenwald, M.D.
                              ---------------------------------
                              Name: Lindsay A. Rosenwald, M.D.
                              Title: Chairman